Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Whit Clay – Sloane & Company
	408-519-9677	212-446-1864
	ir@tivo.com	wclay@sloanepr.com

TIVO ANNOUNCES RESULTS FOR SECOND QUARTER ENDED JULY 31, 2007

•	Introduced popularly priced high definition box, the TiVo® HD DVR

•	Comcast to fund development for additional platforms, including Scientific Atlanta set top boxes

•	Announced “Buy on Box” capability for Amazon Unbox™ service

•	Net loss was $17.7 million, including a standard definition product inventory related write-down of $11.2 million

•	Adjusted EBITDA loss was $11.2 million, also including the standard definition product inventory related write-down of $11.2 million

•	Service and Technology revenues were $56.5 million in the second quarter

ALVISO, Calif. – August 29, 2007 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the second quarter ended July 31, 2007.

“We made significant progress over the past six months on several areas of our business that we believe will positively impact the growth prospects of TiVo,” said Tom Rogers, CEO of TiVo. “During the quarter, we rolled out a new popularly priced TiVo HD box. In addition, our TiVo on Comcast service is progressing well and importantly, Comcast has agreed to fund substantial development work to bring the TiVo service on Comcast to additional platforms, including Scientific Atlanta set top boxes.”

Last month, TiVo launched a mass appeal high definition unit, which was very well received by the press, industry analysts, and more critically, TiVo’s retail partners. This new product will enable TiVo to more significantly participate in the high definition wave in retail, where there has been an accelerated movement away from standard definition technology to a greater focus on high definition television sales.

Mr. Rogers stated, “Retailers such as Best Buy and Circuit City are enthusiastic about our new HD product and are embracing TiVo in new and unique ways including better merchandising, improved floor placement, demos, and more aggressive positioning of TiVo as a centerpiece to an HD media center. Early indications are that retailer orders are very promising, which we believe will lead to sequential improvements in TiVo-Owned gross additions in Q3.”

Mr. Rogers continued, “The new TiVo HD product was launched with virtually no hardware subsidy through the direct channel and in retail with a lower subsidy compared to the standard definition product. This is another positive step for TiVo’s marketing strategy to redirect investment from hardware subsidies towards a more advertising-centric approach.”

On the mass distribution side of the business, the TiVo on Comcast service continues to progress well and Comcast stated, “we will commence the TiVo rollout process shortly, which will continue rolling out throughout the fall in Comcast’s New England Division including metro Boston, Southeast Massachusetts, and New Hampshire.” Very importantly, Comcast has just agreed to fund significant additional development work to bring the TiVo service to other Comcast platforms, including Scientific Atlanta set top boxes. This is a substantial and ongoing commitment to further develop the TiVo on Comcast service and increase the distribution opportunities that TiVo will have available.

Also on the distribution front, during the quarter DIRECTV announced a deal with TiVo to develop a software upgrade to enhance the user experience for DIRECTV customers who have DIRECTV DVRs with TiVo service. The announcement underscores DIRECTV’s commitment to strengthening its relationship with TiVo and further highlights TiVo’s appeal to consumers.

During the second quarter, TiVo recorded a net loss of $17.7 million, which included a combined inventory write-down and inventory purchase commitment charge of $11.2 million, as compared to TiVo’s net loss guidance of $5 to $8 million that didn’t contemplate the inventory related write-down. TiVo’s net loss per share was $0.18. The inventory–related charge primarily relates to long-lead time dual-tuner Series2™ standard definition DVR inventory. Adjusted EBITDA loss for the second quarter was $11.2 million, including the $11.2 million inventory-related charge. This compares to TiVo’s adjusted EBITDA guidance of breakeven to a loss of $3 million, which didn’t contemplate this inventory-related charge.

Earlier this year, TiVo stated a goal of getting closer to Adjusted EBITDA breakeven for Fiscal 2008 as compared to last year. The $11.2 million inventory related write-down of standard definition parts wasn’t anticipated at the time the Company stated its fiscal 2008 Adjusted EBITDA goal. Nonetheless, the goal remains in place, and, thus going forward, TiVo continues to expect that a shift away from hardware subsidies towards a more advertising-centric marketing approach will continue to have a positive impact on the Company’s financial profile as compared to last year, as it has over the past two quarters.

Mr. Rogers continued, “Increased consumer demand for high definition products, which accelerated retailers’ movement toward high definition sales, resulted in a continuation of the tepid trend in standard definition sales. Consequently, we ended the quarter with higher than anticipated inventory levels of long-lead time components and parts related to our standard definition product. Because of the continuing HD trend, it was prudent to reserve against this long-lead time inventory. It is noteworthy that the analog basic cable market as well as homes currently not looking to upgrade to high definition television present an opportunity for us as the TiVo standard definition product is the only option for the these approximately 30 million homes where DVRs are desirable. We are not abandoning this space, but have to re-focus our marketing efforts to reach this consumer since retailers are now fully focused on HD.”

Service and technology revenues increased 7% to $56.5 million, compared with $52.8 million for the same period last year. Service revenues were $53.4 million, compared to the year ago quarter when service revenues were $49.4 million. Technology revenues were $3.1 million, which was lower than expected due to timing of development work related primarily to DIRECTV and international opportunities.

Additionally, during the quarter, TiVo strengthened its management team through the additions of key senior hires including Clent Richardson as Chief Marketing Officer and Karen Bressner as the head of advertising sales. Mr. Richardson is an accomplished leader who has directed campaigns that transformed high profile consumer and technology brands such as Apple, T-Mobile and Nortel in North America, Europe and Asia. Ms. Bressner, formerly Senior Vice President of National Advertising Sales for some of Viacom International’s most well known brands, brings to TiVo more than 25 years of experience in developing strategies for sales efforts across national cable television, broadcast, and online. TiVo also retained Cal Hoagland as interim Chief Financial Officer bringing a wealth of experience from managing the finance function for several publicly traded global companies.

TiVo-Owned subscription gross additions for the second quarter were 41,000, compared to 74,000 gross additions for the year-ago period. As has been the case in recent quarters, gross subscription additions were impacted by the pace at which retailers moved to a high definition sales focus. Overall, TiVo-Owned subscriptions totaled 1.71 million, up 136,000 on an annual basis compared to the year ago-period. As expected, TiVo reported a net decline in DIRECTV TiVo subscriptions during the period as DIRECTV is no longer deploying new TiVo boxes. Cumulative total subscriptions as of July 31, 2007 were 4.2 million. Additionally, the monthly churn rate was 1.2% compared to 1.1% in the prior quarter. This increase was in part due to subscribers seeking HD DVR alternatives.

Mr. Rogers continued, “In addition to the introduction of the new HD box and the continuing commitment to TiVo by Comcast, during the first half of this year, four additional major areas of our business became a reality, which we believe will significantly accelerate TiVo’s growth going forward.

“First, we continue to achieve a number of milestones against our strategy to differentiate the TiVo product and service from other DVRs on the market by leading the way in connecting broadband content directly to the television. During the quarter, we announced that subscribers can now purchase or rent premium content from Amazon Unbox directly on the television, rather than going through their home computer first. Amazon continues to encode 1,000 new titles each month, which are all integrated into our universal Swivel™ search functionality. With the upcoming addition of progressive downloading, subscribers will be able to easily and quickly find, download and begin viewing almost immediately the content that they want, when they want.

“Second, we made strides in weaving our way into the fabric of the media industry. Our Audience Research Measurement business is the only provider of second-by-second commercial ratings data for DVR households and this proprietary data is increasingly becoming a crucial element to more critically evaluating advertising purchases. Recently, Media IQ, Media Performance Monitor America and Crispin Porter & Bogusky subscribed to the TiVo Stop||Watch™ ratings service, adding to an already impressive list of clients. Also during the quarter, multiple clients subscribed to the TiVo-IRI suite of products, which combine DVR viewing behavior with purchase data in DVR households.

“Third, we continue to work to develop unique advertising solutions aimed at the increasing number of DVR households that fast forward through television advertising. We are seeing strong interest in our advertising business, as evidenced by the impressive turnout at our recent

TiVo Ad Council meeting, which gives us the confidence that we will continue to come up with new and unique ways to help marketers create better, more entertaining, and more engaging advertisements, without relinquishing the consumer control that is so important to DVR users. Additionally, as part of our deal with DIRECTV to introduce additional TiVo features for DIRECTV TiVo, we are also adding new forms of advertising inventory directed at TiVo DIRECTV subscribers.

“Fourth, on the international front, we made strong progress. Our deal with Seven Network, Australia’s leading broadcast company, continues to generate excitement in Australia and this quarter we took another important step in our relationship by signing a statement of work. The hardware that we develop for this platform will be based on the digital terrestrial DVB-T standard, which has been adopted to date in 30 countries and is on its way to representing more than 100 million homes by 2009. We believe that development work for this HD platform will be highly leveragable across many more significant international markets, giving us the framework to drive TiVo’s international business going forward. Further, we anticipate Cablevision Mexico will begin distributing TiVo to its customers within the next week or two.

“We are beginning to see the result of these four important elements of our business and believe that over time we will be able to significantly drive both standalone and mass distribution growth.

“Finally, in terms of an update on our litigation with EchoStar, we are pleased that the United States Court of Appeals for the Federal Circuit has scheduled the oral argument in EchoStar’s appeal of the district court judgment of patent infringement for early October 4, 2007 with a decision to follow thereafter. This action brings us one step closer to resolution of EchoStar’s appeal and implementation of the district court’s injunction, which has been stayed pending the appeal.”

Management Provides Financial Guidance

For the third quarter of fiscal 2008, TiVo anticipates service and technology revenues in the range of $56 million to $57 million, a net loss in the range of $14 million to $17 million, and an Adjusted EBITDA loss in the range of $5 million to $8 million. Additionally, TiVo’s net income guidance for the third quarter includes an estimated incremental $3 million in non-cash stock-based compensation, which relates to a transition and consulting agreement for Mike Ramsay, which TiVo expects to be effective on September 1, 2007. TiVo does not expect to incur non-cash stock-based compensation expenses related to this agreement beyond the current quarter.

This financial guidance is based on information available to management as of August 29, 2007. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 29, 2007. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the Webcast or dial (866) 290-0882 no password required. The Webcast will be archived and available through September 5, 2007 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 6744790.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way. ®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, ‘TiVo, TV your way.’ Season Pass, Series2, Swivel, Stop||Watch, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. © 2007 TiVo Inc. All rights reserved

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future profitability and financial guidance, future gross subscription additions to the TiVo service, TiVo’s ability to get closer to Adjusted EBITDA break-even for fiscal year 2008, distribution of the TiVo service with Comcast, Cox, Cablevision and Seven, growth and innovation in TiVo’s advertising and audience research measurement business, TiVo’s ability to participate in the HD market, the status of on-going litigation with EchoStar, TiVo’s ability to develop and leverage the DVB-T platform, the introduction of new product features such as progressive downloading, the expected transition and consulting agreement with Mike Ramsay and the related expected non-cash stock compensation charge, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange

Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and subsequent reports filed with SEC. TiVo cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Revenues
Service revenues	$53,376	$49,430	$107,531	$96,381
Technology revenues	3,084	3,382	7,016	11,465
Hardware revenues	6,199	6,503	8,492	8,222

Net revenues	62,659	59,315	123,039	116,068
Cost of revenues
Cost of service revenues (1)	10,064	9,628	20,219	20,063
Cost of technology revenues (1)	3,696	3,001	7,203	10,367
Cost of hardware revenues	28,271	21,607	38,919	36,753

Total cost of revenues	42,031	34,236	66,341	67,183

Gross margin	20,628	25,079	56,698	48,885

Research and development (1)	15,070	12,891	29,315	25,752
Sales and marketing (1)	5,381	5,439	10,684	10,286
Sales and marketing, subscription acquisition costs	9,015	3,053	14,805	5,836
General and administrative (1)	10,392	11,091	21,614	26,150

Total operating expenses	39,858	32,474	76,418	68,024

Loss from operations	(19,230)	(7,395)	(19,720)	(19,139)
Interest income	1,331	988	2,747	2,050
Interest expense and other	209	(29)	126	(32)

Loss before income taxes	(17,690)	(6,436)	(16,847)	(17,121)
Provision for income taxes	—	(12)	(8)	(31)

Net loss	$(17,690)	$(6,448)	$(16,855)	$(17,152)

Net loss per common share - basic and diluted	$(0.18)	$(0.07)	$(0.17)	$(0.20)

Weighted average common shares used to calculate basic and diluted net loss per share	97,084,184	85,978,022	96,956,656	85,555,826

(1) Includes stock-based compensation expense as follows :

Cost of service revenues	$178	$130	$335	$224
Cost of technology revenues	504	243	967	446
Research and development	1,967	1,451	3,595	2,569
Sales and marketing	332	450	808	790
General and administrative	2,261	1,289	4,177	2,621

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	July 31, 2007	January 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$51,929	$89,079
Short-term investments	45,700	39,686
Accounts receivable, net of allowance for doubtful accounts of $907 and $271	13,502	20,641
Inventories	22,727	29,980
Prepaid expenses and other, current	3,630	3,071

Total current assets	137,488	182,457

LONG-TERM ASSETS
Property and equipment, net	11,961	11,706
Purchased technology, capitalized software, and intangible assets, net	15,145	16,769
Prepaid expenses and other, long-term	2,020	1,018

Total long-term assets	29,126	29,493

Total assets	$166,614	$211,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$19,471	$37,127
Accrued liabilities	28,531	36,542
Deferred revenue, current	60,313	64,872

Total current liabilities	108,315	138,541
LONG-TERM LIABILITIES
Deferred revenue, long-term	43,797	54,851
Deferred rent and other	1,434	1,562

Total long-term liabilities	45,231	56,413

Total liabilities	153,546	194,954
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares—none	—	—
Common stock, par value $0.001:
Authorized shares are 150,000,000;
Issued shares are 98,150,323 and 97,311,986, respectively and outstanding shares are 98,024,631 and 97,231,483, respectively	98	97
Additional paid-in capital	772,505	759,314
Accumulated deficit	(758,700)	(741,845)
Less: Treasury stock, at cost—125,692 and 80,503 shares, respectively	(835)	(570)

Total stockholders’ equity	13,068	16,996

Total liabilities and stockholders’ equity	$166,614	$211,950

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended July 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,855)	$(17,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	5,206	3,598
Stock-based compensation expense	9,882	6,650
Inventory write-down and excess purchase commitment charges	11,239	—
Loss on inventory barter transaction	989	—
Changes in assets and liabilities:
Accounts receivable, net	7,139	1,823
Inventories	(3,007)	(7,518)
Prepaid expenses and other	224	5,165
Accounts payable	(17,218)	878
Accrued liabilities	(11,764)	(14,121)
Deferred revenue	(15,613)	(12,646)
Deferred rent and other long-term liabilities	(128)	527

Net cash used in operating activities	$(29,906)	$(32,796)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(15,014)	(35)
Sales of short-term investments	9,000	4,350
Acquisition of property and equipment	(3,900)	(3,462)
Acquisition of capitalized software and intangibles	(375)	(375)

Net cash provided by (used in) investing activities	$(10,289)	$478

CASH FLOWS FROM FINANCING ACTIVITIES
True up of trade fees related to the September 2006 equity offering	18	—
Proceeds from issuance of common stock related to exercise of common stock options	1,466	6,248
Proceeds from issuance of common stock related to employee stock purchase plan	1,826	1,290
Treasury Stock—repurchase of stock for tax withholding	(265)	—

Net cash provided by financing activities	$3,045	$7,538

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(37,150)	$(24,780)

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	89,079	85,298

Balance at end of period	$51,929	$60,518

TIVO INC.

OTHER DATA

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Net income (loss)	$(17,690)	$(6,448)	$(16,855)	$(17,152)
Add back:
Depreciation & amortization	2,586	1,868	5,206	3,598
Interest income & expense	(1,324)	(988)	(2,724)	(2,048)
Provision for income tax	—	12	8	31

EBITDA	(16,428)	(5,556)	(14,365)	(15,571)
Stock-based compensation	5,242	3,563	9,882	6,650

Adjusted EBITDA	$(11,186)	$(1,993)	$(4,483)	$(8,921)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. TiVo’s EBITDA and Adjusted EBITDA results are calculated by adjusting GAAP net income to exclude the effects of items that management believes are not directly related to the underlying performance of TiVo’s core business operations. A table reconciling TiVo’s EBITDA and Adjusted EBITDA to GAAP net income is included with the condensed consolidated financial statements attached to this release. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to compare our core operating results over multiple periods. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

Subscriptions

	Three Months Ended July 31,
(Subscriptions in thousands)	2007	2006
TiVo-Owned Subscription Gross Additions	41	74

Subscription Net Additions/(Losses):
TiVo-Owned	(19)	30
DIRECTV	(126)	(29)

Total Subscription Net Additions	(145)	1

Cumulative Subscriptions:
TiVo-Owned	1,708	1,572
DIRECTV	2,489	2,846

Total Cumulative Subscriptions	4,197	4,418

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	59%	53%

Included in the 4,197,000 subscriptions are approximately 180,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA—KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2007	2006
	(In thousands)
Average TiVo-Owned subscriptions	1,719	1,559
TiVo-Owned subscription cancellations	(60)	(44)

TiVo-Owned Churn Rate per month	-1.2%	-0.9%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities for our low cost product offerings, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
Subscription Acquisition Costs	2007	2006	2007	2006
	(In thousands, except SAC)		(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$9,015	$3,053	$29,736	$17,259
Hardware revenues	$(6,199)	$(6,503)	$(41,858)	$(28,973)
Cost of hardware revenues	$28,271	$21,607	$114,378	$100,231

Total Acquisition Costs	31,087	18,157	102,256	88,517

TiVo-Owned Subscription Gross Additions	41	74	362	478
Subscription Acquisition Costs (SAC)	$758	$245	$282	$185

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. In the first fiscal quarter of 2008, we revised our definition of total acquisition costs. We now define total acquisition costs as sales and marketing, subscription acquisition costs less net hardware revenues (defined as gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as DIRECTV gross additions with TiVo subscriptions, in our calculation of SAC because we incur limited or no acquisition costs for these new subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
TiVo-Owned Average Revenue per Subscription	2007	2006
	(In thousands, except ARPU)
Total Service revenues	53,376	49,430
Less: DIRECTV-related service revenues	(6,553)	(8,196)

TiVo-Owned-related service revenues	46,823	41,234
Average TiVo-Owned revenues per month	15,608	13,745
Average TiVo-Owned per month subscriptions	1,719	1,559

TiVo-Owned ARPU per month	$9.08	$8.82

	Three Months Ended July 31,
DIRECTV Average Revenue per Subscription	2007	2006
	(In thousands, except ARPU)
Total Service revenues	53,376	49,430
Less: TiVo-Owned-related service revenues	(46,823)	(41,234)

DIRECTV-related service revenues	6,553	8,196
Average DIRECTV revenues per month	2,184	2,732
Average DIRECTV per month subscriptions	2,554	2,858

DIRECTV ARPU per month	$0.86	$0.96

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period. The above table shows this calculation.

Beginning in February 2006, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo defers a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV.